Exhibit 99.1

Sterling Bancorp Reports Third Quarter 2018 Financial Results

Q3 2018 Summary

•                  Net income of $15.7 million, up 30% from Q3 2017, and down 1.5% from Q2 2018

•                  Fully diluted EPS of $0.30, up 11% from Q3 2017, and equivalent to Q2 2018

•                  Third quarter ROAA of 1.98% and ROATCE of 20.11%, and YTD 2018 ROAA of 2.06% and ROATCE of 21.20%.

•                  Revenue, net of interest expense, was $35.0 million, up 11% from Q3 2017, and down 3% from Q2 2018

•                  Total loan originations of $419.2 million, down 15% from Q3 2017, and down 3% from Q2 2018

•                  Total gross loans, including loans held for investment and loans held for sale, of $2.93 billion, a 21% increase from Q3 2017, and a 10% annualized increase from Q2 2018

•                  Total deposits of $2.41 billion, a 15% increase from Q3 2017, and a 12% annualized increase from Q2 2018

•                  Net interest margin of 3.95%, compared to 4.15% in Q3 2017 and 3.96% in Q2 2018

Southfield, Michigan, October 29, 2018 — Sterling Bancorp, Inc. (NASDAQ: SBT) (the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), today reported unaudited financial results for its third quarter ended September 30, 2018.

For the third quarter 2018, net income totaled $15.7 million, or $0.30 per diluted share, based on 53.0 million weighted average diluted shares outstanding. This compares to second quarter 2018 net income of $16.0 million, or $0.30 per diluted share, based on 53.0 million weighted average diluted shares outstanding. For the third quarter of 2017, net income totaled $12.1 million, or $0.27 per diluted share, based on 45.3 million weighted average diluted shares outstanding.

“Our strong business development platform and highly efficient operations produced another quarter of solid year-over-year earnings growth and a superior level of profitability,” said Gary Judd, Chairman and CEO. “We are pleased with the stability in our net interest margin, as the increase in our yield on earning assets is largely offsetting the increase in deposit costs.  While the San Francisco housing market is slowing down a bit, we are generating a larger contribution to loan production from our offices in Los Angeles, New York and Seattle.  We believe that our success in building our presence in these newer markets will enable us to continue to drive growth in loans, deposits and earnings in the future.”

Financial Highlights (Unaudited)

	At or for the Three Months Ended
(dollars in thousands, except per share data)	September 30, 2018	June 30, 2018	September 30, 2017
Net income	$15,741	$15,982	$12,092
Income per share, diluted	$0.30	$0.30	$0.27
Net interest income (1)	$30,798	$29,857	$26,144
Net interest margin (1)	3.95%	3.96%	4.15%
Non-interest income (1)	$4,233	$6,297	$5,504
Non-interest expense	$12,531	$12,621	$10,335
Loans, net of allowance for loan losses	$2,796,150	$2,816,156	$2,366,193
Total deposits	$2,412,071	$2,340,605	$2,099,462
Nonperforming loans	$356	$641	$897
Allowance for loan losses to total loans	0.74%	0.72%	0.72%
Allowance for loan losses to nonperforming loans	5,833%	3,167%	1,916%
Provision for loan losses	$423	$1,120	$900
Net recoveries	$(42)	$(48)	$(43)
Return on average assets	1.98%	2.08%	1.87%
Return on average shareholders’ equity	20.07%	21.31%	26.80%
Efficiency ratio	35.77%	34.91%	32.66%

(1)  In the second quarter of 2018, the Company corrected the classification of commitment fees, net of direct loan origination costs,  earned on construction loans and other lines of credit to interest income which were previously reported within non-interest income. As a result, the three months ended September 30, 2017 has been adjusted from the amounts previously reported to correct the classification error. The amount of the adjustment was a decrease to non-interest income and an increase to interest income of $648 and an increase to net interest margin of 11 basis points for the three months ended September 30, 2017. There was no change to the reported net income or income per share, basic and diluted, as previously reported as a result of this immaterial correction.

Operating Results for the Third Quarter 2018

Revenue

Revenue, net of interest expense, was $35.0 million for the third quarter of 2018, a decrease of 3% from the second quarter of 2018. The decrease was attributable to a $2.1 million decrease in non-interest income, partially offset by a $0.9 million increase in net interest income.

Relative to the third quarter of 2017, revenue, net of interest expense, increased 11% from $31.6 million. The increase from the third quarter of 2017 was attributable to a $4.7 million increase in net interest income, partially offset by a $1.3 million decrease in non-interest income.

Net Interest Income

Net interest income for the third quarter of 2018 was $30.8 million, an increase of 3% from $29.9 million for the second quarter of 2018. The increase in net interest income from the second quarter was primarily attributable to a $103.3 million increase in average interest earning assets.

Relative to the third quarter of 2017, net interest income increased 18% from $26.1 million. The increase in net interest income from the third quarter of 2017 was primarily driven by a $595.5 million increase in average interest earning assets.

Net Interest Margin

Net interest margin for the third quarter of 2018 was 3.95%, down 1 basis point from the net interest margin of 3.96% for the second quarter of 2018. Net interest margin was impacted by a 15 basis point increase in the average cost of interest-bearing liabilities, partially offset by a 13 basis point increase in the average yield on interest earning assets.

Relative to the third quarter of 2017, the net interest margin decreased from 4.15%, primarily due to a 44 basis point increase in the average cost of interest-bearing liabilities, partially offset by a 16 basis point increase in the average yield on interest earning assets.

Non-interest Income

Non-interest income for the third quarter of 2018 was $4.2 million, a decrease from $6.3 million for the second quarter of 2018.  The decrease was the result of a $2.1 million decrease in the gain on sale of loans due to the amount of residential mortgages sold in the secondary market as compared to the prior period.

Non-interest income decreased $1.3 million from $5.5 million in the third quarter of 2017, primarily as a result of a $1.4 million decrease in the gain on sale of loans due to the amount of residential mortgages sold in the secondary market as compared to the prior year period.

Non-interest Expense

Non-interest expense for the third quarter of 2018 was $12.5 million, a decrease from $12.6 million for the second quarter of 2018. The decrease was primarily attributable to salary expense and FDIC insurance assessments, partially offset by higher occupancy and equipment, professional fees and advertising and marketing costs.

Relative to the third quarter of 2017, non-interest expense increased 21% from $10.3 million. The increase was primarily due to an increase in personnel expenses and occupancy and equipment costs required to support new offices and the growth in the Company’s operations.

The Company’s operating efficiency ratio remained strong at 35.8% in the third quarter of 2018, compared with 34.9% in the second quarter of 2018 and 32.7% in the third quarter of 2017.

Income Taxes

The effective tax rate for both the three months ended September 30, 2018 and June 30, 2018 was 29%, compared with 41% for the three months ended September 30, 2017. The decrease in the effective tax rate in the third quarter of 2018 as compared to third quarter of 2017 was attributable to the reduction in the federal corporate tax rate that was effective January 1, 2018.

Loan Portfolio

Total gross loans, which includes those held for investment and held for sale, were $2.93 billion at September 30, 2018, compared with $2.86 billion at June 30, 2018. Contributing to the increase was a $92.2 million increase in residential mortgage loans held for sale and a $7.8 million increase in commercial real estate and construction loans, partially offset by a $25.9 million decrease in residential mortgage loans held for investment.

During the third quarter of 2018, the Company originated $419.1 million in loans, which included $353.5 million in residential mortgage loans, $21.9 million in commercial real estate loans, $38.3 million in construction loans and $5.4 million in commercial and industrial loans.

Deposits

Total deposits were $2.41 billion at September 30, 2018, compared with $2.34 billion at June 30, 2018.  The increase was attributable to a $75.9 million increase in time deposits,  a $5.6 million increase in non-interest bearing demand deposits and an $18.6 million increase in money market, savings and NOW deposits, partially offset by a $28.9 million decrease in brokered deposits.

Credit Quality

Nonperforming assets totaled $6.0 million, or 0.19% of total assets, at September 30, 2018, compared with $3.6 million, or 0.12% of total assets, at June, 2018.  The increase was primarily due to the addition of a $2.8 million construction loan to troubled debt restructurings.

Recoveries for the third quarter of 2018 were $42,000 and there were no charge offs during the quarter.

The Company recorded a provision for loan losses of $0.4 million for the third quarter of 2018, compared to $1.1 million for the second quarter of 2018.

The allowance for loan losses was 0.74% of total loans and 5,833% of nonperforming loans at September 30, 2018, compared with 0.72% and 3,167%, respectively, at June 30, 2018.

Capital

At September 30, 2018, the Bank exceeded all regulatory capital requirements under Basel III and was considered to be a ‘‘well-capitalized’’ financial institution, as summarized in the following tables:

	Well Capitalized	Company Actual at September 30, 2018
Total adjusted capital to risk-weighted assets	N/A	21.00%
Tier 1 (core) capital to risk-weighted assets	N/A	16.55%
Tier 1 (core) capital to adjusted tangible assets	N/A	10.04%
Common Tier 1 (CET 1)	N/A	16.55%

	Well Capitalized	Sterling Bank Actual at September 30, 2018
Total adjusted capital to risk-weighted assets	10.00%	15.99%
Tier 1 (core) capital to risk-weighted assets	8.00%	14.91%
Tier 1 (core) capital to adjusted tangible assets	5.00%	9.04%
Common Tier 1 (CET 1)	6.50%	14.91%

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern Time to discuss the Company’s financial results. The conference call number for U.S. participants is (877) 270-2148 and the conference call number for participants outside the U.S. is (412) 902-6510. Additionally, interested parties can listen to a live webcast of the call in the “Investor Relations” section of the Company’s website at www.sterlingbank.com.  An archived version of the webcast will be available in the same location shortly after the live call has ended.

A replay of the conference call may be accessed through November 12, 2018 by dialing (877) 344-7529, using conference ID number 10124704.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California, New York City and the greater Seattle market. Sterling offers a broad range of loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. In March 2018, Sterling was named as the top performing community bank in the United States with total assets between $1 billion and $10 billion in 2017 by SNL/S&P Global Market Intelligence. For additional information, please visit the Company’s website at www.sterlingbank.com.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with accounting principles generally accepted in the United States (“GAAP”).   These non-GAAP financial measures include “Average Tangible Common Equity,” and “Return on Average Tangible Common Equity,” each of which are common metrics in the banking industry. Our management uses these non-GAAP financial measures to assess the Company’s capital strength and business performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore this presentation may not be comparable to other similarly titled measures as presented by other companies. For further information see “Return on Average Tangible Common Equity Reconciliations (non-GAAP)” in the Financial Data section that follows.

Forward-Looking Statements

Readers should note that in addition to the historical information contained herein, this press release includes “forward-looking statements,” within the meaning of the federal securities laws, including but not limited to statements about the Company’s expected loan production, operating expenses and future earnings levels.  These statements are subject to many risks and uncertainties, including changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; and other risks detailed from time to time in filings made by the Company with the Securities and Exchange Commission. Readers should note that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “will,” “propose,” “may,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Contacts:

Financial Profiles, Inc.

Allyson Pooley

310-622-8230

Larry Clark

310-622-8223

SBT@finprofiles.com

Sterling Bancorp, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(dollars in thousands)	September 30, 2018	June 30, 2018	% change	December 31, 2017	% change	September 30, 2017	% change
Assets
Cash and due from banks	$48,879	$36,820	33%	$40,147	22%	$36,191	35%
Investment securities	142,749	142,648	0%	126,848	13%	109,944	30%
Mortgage loans held for sale	113,805	21,641	426%	112,866	1%	34,312	232%
Loans, net of allowance for loan losses of $20,765, $20,300, $18,457 and $17,189	2,796,150	2,816,156	(1)%	2,594,357	8%	2,366,193	18%
Accrued interest receivable	13,087	12,396	6%	11,493	14%	10,115	29%
Mortgage servicing rights, net	9,411	9,295	1%	6,496	45%	6,455	46%
Leasehold improvements and equipment, net	9,040	8,413	7%	7,043	28%	6,737	34%
Federal Home Loan Bank stock, at cost	22,950	22,950	0%	22,950	0%	22,950	0%
Cash surrender value of bank-owned life insurance	31,146	30,991	1%	30,680	2%	30,518	2%
Deferred tax asset, net	7,002	5,905	19%	6,847	2%	9,639	(27)%
Other assets	2,744	4,124	(33)%	2,231	23%	2,866	(4)%
Total assets	$3,196,963	$3,111,339	3%	$2,961,958	8%	$2,635,920	21%

Liabilities
Noninterest-bearing deposits	$79,432	$73,791	8%	$73,682	8%	$70,572	13%
Interest-bearing deposits	2,332,639	2,266,814	3%	2,171,428	7%	2,028,890	15%
Total deposits	2,412,071	2,340,605	3%	2,245,110	7%	2,099,462	15%
Federal Home Loan Bank borrowings	335,000	350,000	(4)%	338,000	(1)%	234,283	43%
Subordinated notes, net	64,993	64,958	0%	64,889	0%	64,841	0%
Accrued expenses and other liabilities	65,456	51,666	27%	40,661	61%	52,862	24%
Total liabilities	2,877,520	2,807,229	3%	2,688,660	7%	2,451,448	17%

Shareholders’ Equity
Preferred stock, authorized 10,000,000 shares; no shares issued and outstanding	—	—	—	—	—	—	—
Common stock, voting, no par value, authorized 500,000,000 shares at September 30, 2018, June 30, 2018 and December 31, 2017, and 490,000,000 at September 30, 2017; issued and outstanding 53,012,283 shares at September 30, 2018, 53,002,963 shares at June 30, 2018, 52,963,308 shares at December 31, 2017, and 40,199,000 shares at September 30, 2017	111,238	111,238	0%	111,238	(0)%	22,863	387%
Common stock, non-voting, no par value, authorized 10,000,000 shares, issued and outstanding 5,072,000 shares at September 30, 2017	—	—	—	—	—	2,885	N/M
Additional paid-in capital	12,604	12,501	1%	12,416	2%	12,416	2%
Retained earnings	195,649	180,438	8%	149,816	31%	146,339	34%
Accumulated other comprehensive loss	(48)	(67)	N/M	(172)	N/M	(31)	N/M
Total shareholders’ equity	319,443	304,110	5%	273,298	17%	184,472	73%
Total liabilities and shareholders’ equity	$3,196,963	$3,111,339	3%	$2,961,958	8%	$2,635,920	21%

N/M- not meaningful

Sterling Bancorp, Inc.

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	%	September 30,	%	September 30,	September 30,	%
(dollars in thousands, except per share amounts)	2018	2018	change	2017	change	2018	2017	change
Interest income:
Interest and fees on loans (1)	$40,772	$38,580	6%	$32,373	26%	$115,752	$88,116	31%
Interest and dividends on investment securities	958	842	14%	502	91%	2,619	1,302	101%
Other interest	166	119	39%	55	202%	399	103	287%
Total interest income (1)	41,896	39,541	6%	32,930	27%	118,770	89,521	33%
Interest expense:
Interest on deposits	8,628	7,179	20%	4,375	97%	22,396	11,686	92%
Interest on Federal Home Loan Bank borrowings	1,297	1,334	(3)%	1,344	(3)%	3,464	3,044	14%
Interest on subordinated notes and other	1,173	1,171	0%	1,067	10%	3,516	2,883	22%
Total interest expense	11,098	9,684	15%	6,786	64%	29,376	17,613	67%
Net interest income (1)	30,798	29,857	3%	26,144	18%	89,394	71,908	24%
Provision for loan losses	423	1,120	(62)%	900	(53)%	2,184	2,100	4%
Net interest income after provision for loan losses (1)	30,375	28,737	6%	25,244	20%	87,210	69,808	25%
Non-interest income:
Service charges and fees (1)	100	92	9%	65	54%	266	202	32%
Investment management and advisory fees	445	500	(11)%	595	(25)%	1,568	1,736	(10)%
Net gain on sale of loans	3,005	5,096	(41)%	4,377	(31)%	12,107	8,813	37%
Other income	683	609	12%	467	46%	2,082	1,509	38%
Total non-interest income (1)	4,233	6,297	(33)%	5,504	(23)%	16,023	12,260	31%
Non-interest expense:
Salaries and employee benefits	6,973	7,229	(4)%	6,211	12%	20,851	16,898	23%
Occupancy and equipment	1,760	1,610	9%	1,549	14%	4,916	4,354	13%
Professional fees	898	824	9%	344	161%	2,344	1,008	133%
Advertising and marketing	470	351	34%	233	102%	1,170	655	79%
FDIC assessments	186	474	(61)%	335	(44)%	1,203	841	43%
Data processing	311	295	5%	281	11%	894	767	17%
Other	1,933	1,838	5%	1,382	40%	5,277	4,295	23%
Total non-interest expense	12,531	12,621	(1)%	10,335	21%	36,655	28,818	27%
Income before income taxes	22,077	22,413	(1)%	20,413	8%	66,578	53,250	25%
Income tax expense	6,336	6,431	(1)%	8,321	(24)%	19,106	21,804	(12)%
Net income	$15,741	$15,982	(2)%	$12,092	30%	$47,472	$31,446	51%
Income per share, basic and diluted	$0.30	$0.30		$0.27		$0.90	$0.69
Weighted average common shares outstanding:
Basic	52,963,308	52,963,308		45,271,000		52,963,308	45,271,000
Diluted	52,966,593	52,965,365		45,271,000		52,965,089	45,271,000

(1) In the second quarter of 2018, the Company corrected the classification of commitment fees, net of direct loan origination costs, earned on construction loans and other lines of credit to commercial customers in its condensed consolidated statements of income to the financial statement caption, interest and fees on loans, which were previously reported in service charges and fees. As a result, the three and nine months ended September 30, 2017 have been adjusted from the amounts previously reported to correct the classification error. The amount of the adjustment was a decrease to service charges and fees, and increase to interest and fees on loans of $648 and $1,510 for the three and nine months ended September 30, 2017, respectively. There was no change to the reported net income or income per share, basic and diluted, as previously reported as a result of this immaterial correction.

Sterling Bancorp, Inc.

Select Financial Data (Unaudited)

	As of and for the Three Months Ended			As of and for the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Performance Ratios:	2018	2018	2017	2018	2017
Return on average assets	1.98%	2.08%	1.87%	2.06%	1.78%
Return on average shareholders’ equity	20.07%	21.31%	26.80%	21.14%	24.11%
Return on average tangible common equity	20.11%	21.36%	26.96%	21.20%	24.28%
Yield on earning assets (1)	5.38%	5.25%	5.22%	5.26%	5.19%
Cost of average interest-bearing liabilities	1.62%	1.47%	1.18%	1.49%	1.13%
Net interest spread (1)	3.76%	3.78%	4.04%	3.77%	4.06%
Net interest margin (1)	3.95%	3.96%	4.15%	3.96%	4.17%
Efficiency ratio (2)	35.77%	34.91%	32.66%	34.77%	34.24%

(1)  Refer to footnote to Condensed Consolidated Statements of Income table.

(2)  Efficiency Ratio is computed as the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

Sterling Bancorp, Inc.

Yield Analysis and Net Interest Income (Unaudited)

	Three Months Ended
	September 30, 2018			June 30, 2018			September 30, 2017
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate

Interest earning assets
Loans (1),(3)	$2,923,584	$40,772	5.58%	$2,829,819	$38,580	5.45%	$2,387,709	$32,373	5.42%
Securities, includes restricted stock	165,636	958	2.31%	159,243	842	2.12%	116,400	502	1.73%
Other interest earning assets	27,604	166	2.41%	24,496	119	1.94%	17,224	55	1.28%
Total interest earning assets (3)	$3,116,824	$41,896	5.38%	$3,013,558	$39,541	5.25%	$2,521,333	$32,930	5.22%
Interest-bearing liabilities
Money Market, Savings, NOW	$1,539,304	$5,181	1.34%	$1,515,912	$4,468	1.18%	$1,382,084	$3,109	0.89%
Time deposits	796,197	3,447	1.72%	715,863	2,711	1.52%	433,345	1,266	1.16%
Total interest-bearing deposits	2,335,501	8,628	1.47%	2,231,775	7,179	1.29%	1,815,429	4,375	0.96%
FHLB borrowings	324,795	1,297	1.56%	351,846	1,334	1.50%	412,796	1,344	1.27%
Subordinated debt	64,970	1,173	7.22%	64,935	1,171	7.21%	57,462	1,067	7.43%
Total borrowings	389,765	2,470	2.48%	416,781	2,505	2.38%	470,258	2,411	2.01%
Total interest-bearing liabilities	$2,725,266	11,098	1.62%	$2,648,556	9,684	1.47%	$2,285,687	6,786	1.18%
Net interest income and spread (2),(3)		$30,798	3.76%		$29,857	3.78%		$26,144	4.04%
Net interest margin (2),(3)			3.95%			3.96%			4.15%

	Nine Months Ended
	September 30, 2018			September 30, 2017
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest earning assets
Loans (1),(3)	$2,829,749	$115,752	5.45%	$2,179,552	$88,116	5.39%
Securities, includes restricted stock	155,586	2,619	2.24%	107,437	1,302	1.62%
Other interest earning assets	25,599	399	2.08%	12,852	103	1.07%
Total interest earning assets (3)	$3,010,934	$118,770	5.26%	$2,299,841	$89,521	5.19%
Interest-bearing liabilities
Money Market, Savings, NOW	$1,526,935	$13,783	1.21%	$1,296,311	$8,331	0.86%
Time deposits	739,626	8,613	1.56%	413,446	3,355	1.08%
Total interest-bearing deposits	2,266,561	22,396	1.32%	1,709,757	11,686	0.91%
FHLB borrowings	312,140	3,464	1.46%	318,407	3,044	1.28%
Subordinated debt	64,935	3,516	7.22%	52,095	2,883	7.38%
Total borrowings	377,075	6,980	2.44%	370,502	5,927	2.13%
Total interest-bearing liabilities	$2,643,636	29,376	1.49%	$2,080,259	17,613	1.13%
Net interest income and spread (2),(3)		$89,394	3.77%		$71,908	4.06%
Net interest margin (2),(3)			3.96%			4.17%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalent adjustments.

(3) Refer to footnote to Condensed Consolidated Statements of Income table.

Sterling Bancorp, Inc.

Loan Composition (Unaudited)

(dollars in thousands)	September 30, 2018	June 30, 2018	% change	December 31, 2017	% change	September 30, 2017	% change
Construction	$177,734	$172,262	3%	$192,319	(8)%	$181,932	(2)%
Residential real estate, mortgage	2,341,989	2,367,876	(1)%	2,132,641	10%	1,911,392	23%
Commercial real estate, mortgage	252,782	250,465	1%	247,076	2%	242,799	4%
Commercial and industrial loans, lines of credit	44,375	45,821	(3)%	40,749	9%	47,193	(6)%
Other consumer loans	35	32	9%	29	21%	66	(47)%
Total loans held for investment	2,816,915	2,836,456	(1)%	2,612,814	8%	2,383,382	18%
Less: allowance for loan losses	(20,765)	(20,300)	2%	(18,457)	13%	(17,189)	21%
Loans, net	$2,796,150	$2,816,156	(1)%	$2,594,357	8%	$2,366,193	18%

Mortgage loans held for sale	$113,805	$21,641	426%	$112,866	1%	$34,312	232%
Total gross loans	$2,930,720	$2,858,097	3%	$2,725,680	8%	$2,417,694	21%

Sterling Bancorp, Inc.

Allowance for Loan Losses (Unaudited)

	Three Months Ended
(dollars in thousands)	September 30, 2018	June 30, 2018	December 31, 2017	September 30, 2017
Balance at beginning of period	$20,300	$19,132	$17,189	$16,246
Provision for loan losses	423	1,120	600	900
Charge offs	—	(4)	(19)	—
Recoveries	42	52	687	43
Balance at end of period	$20,765	$20,300	$18,457	$17,189

Sterling Bancorp, Inc.

Deposit Composition (Unaudited)

(dollars in thousands)	September 30, 2018	June 30, 2018	% change	December 31, 2017	% change	September 30, 2017	% change
Noninterest bearing demand deposits	$79,432	$73,791	8%	$73,682	8%	$70,572	13%
Money Market, Savings and NOW	1,537,202	1,518,635	1%	1,507,956	2%	1,398,917	10%
Time deposits	795,437	748,179	6%	663,472	20%	629,973	26%
Total deposits	$2,412,071	$2,340,605	3%	$2,245,110	7%	$2,099,462	15%

Sterling Bancorp, Inc.

Capital and Credit Quality Ratios (Unaudited)

	As of and for the Three Months Ended
(dollars in thousands)	September 30, 2018	June 30, 2018	December 31, 2017	September 30, 2017
Capital Ratios
Regulatory and Other Capital Ratios— Consolidated:
Tier 1 (core) capital to risk-weighted assets	16.55%	16.21%	15.53%	11.49%
Tier 1 (core) capital to adjusted tangible assets	10.04%	9.88%	9.83%	7.12%
Common Tier 1 (CET 1)	16.55%	16.21%	15.53%	11.49%
Total adjusted capital to risk-weighted assets	21.00%	20.77%	20.28%	16.62%

Regulatory and Other Capital Ratios—Bank:
Tier 1 (core) capital to risk-weighted assets	14.91%	14.52%	13.71%	14.19%
Tier 1 (core) capital to adjusted tangible assets	9.04%	8.84%	8.68%	8.79%
Common Tier 1 (CET 1)	14.91%	14.52%	13.71%	14.19%
Total adjusted capital to risk-weighted assets	15.99%	15.60%	14.76%	15.27%

Credit Quality Data
Nonperforming loans (1)	$356	$641	$783	$897
Nonperforming loans to total loans	0.01%	0.02%	0.03%	0.04%
Nonperforming assets (2)	$6,035	$3,583	$3,777	$3,912
Nonperforming assets to total assets	0.19%	0.12%	0.13%	0.15%
Allowance for loan losses to total loans	0.74%	0.72%	0.71%	0.72%
Allowance for loan losses to nonperforming loans	5,833%	3,167%	2,357%	1,916%
Net charge offs to average loans	(0.00)%	(0.00)%	(0.03)%	(0.00)%

(1) Nonperforming loans include nonaccrual loans and loans past due 90 days or more and still accruing interest.

(2) Nonperforming assets include nonperforming loans and loans modified under troubled debt restructurings and other repossessed assets.

Return on Average Tangible Common Equity Reconciliations (non-GAAP)

Average tangible common equity and return on average tangible common equity are non-GAAP disclosures. Sterling’s management uses these non-GAAP financial measures to assess the Company’s capital strength and business performance. Average tangible common equity excludes the effect of intangible assets. This non-GAAP financial measure should not be considered a substitute for those comparable measures that are similarly titled that are determined in accordance with U.S. GAAP that may be used by other companies. The following is a reconciliation of average tangible common equity to the average shareholders’ equity, its most comparable GAAP measure, as well as a calculation of return on average tangible common equity as of September 30, 2018 and 2017, and June 30, 2018.

Sterling Bancorp, Inc.

GAAP to Non-GAAP Reconciliations

	As of and for the Three Months Ended			As of and for the Nine Months Ended
(dollars in thousands)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net Income	$15,741	$15,982	$12,092	$47,472	$31,446
Average shareholders’ equity	313,697	299,988	180,475	299,370	173,893
Adjustment
Customer-related intangible	(638)	(750)	(1,068)	(749)	(1,181)
Average tangible common equity	$313,059	$299,238	$179,407	$298,621	$172,712
Return on average tangible common equity*	20.11%	21.36%	26.96%	21.20%	24.28%

*Annualized